NEWS RELEASE

FOR IMMEDIATE RELEASE: Date Submitted: June 19, 2007 NASDAQ Symbol: FBMI	Contacts: Thomas R. Sullivan President & Chief Executive Officer (989) 466-7347 Samuel G. Stone Executive Vice President & Chief Financial Officer (989) 466-7325

ICNB Financial Corporation Shareholders Approve Merger into Firstbank

Alma, MI, June 19, 2007, (Nasdaq: FBMI) — Mr. James D. Fast, President and Chief Executive Officer of ICNB Financial Corporation, and Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, Alma, Michigan, jointly announced that the shareholders of ICNB Financial Corporation have approved the merger of ICNB into Firstbank.

Firstbank and ICNB have obtained all necessary regulatory approvals and expect to complete the merger effective July 1, 2007. Under the terms of the agreement, shareholders of ICNB Financial Corporation may elect to receive (1) 1.407 shares of Firstbank common stock, (2) $31.50 in cash, or (3) a combination of (1) and (2), for each outstanding share of ICNB Financial Corporation common stock. This election, however, is subject to the limitation that, on an aggregate basis, 50% of the ICNB common stock shall be converted to Firstbank common stock and that no more than 50% of ICNB common stock shall be converted into cash. This calculation results in a total transaction value of approximately $36.5 million based on the June 15, 2007 closing market price of Firstbank common stock.

Firstbank Corporation, headquartered in Alma, Michigan is currently a six bank financial services company with assets of $1.1 billion and 41 banking offices located in central, southwest and northeast Michigan. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank. Other corporate affiliates include 1st. Armored, Inc.; 1st. Title Agency, Inc.; Gladwin Land Company, Inc.; and C.A. Hanes Realty, Inc. Investment services are available through affiliations with Citizens Bank Wealth Management, MML Investors Services, Inc., and Raymond James Financial Services, Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and the expected closing date. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.